Exhibit 14.1

TC Bancshares, Inc.

Code of Ethics and Business Conduct

1. Introduction.

1.1 The Board of Directors of TC Bancshares, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest, including receipt of improper personal benefits as a result of any person’s position with the Company;

(b) protect the legitimate interests of the Company;

(c) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(d) promote compliance with applicable governmental laws, rules and regulations;

(e) promote the protection of Company assets, including corporate opportunities and confidential information;

(f) promote fair dealing practices;

(g) deter wrongdoing; and

(h) ensure accountability for adherence to the Code.

1.2 All director and executive officers of each of the Company and its wholly-owned subsidiary, TC Federal Bank, are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

3.3 Directors, officers and employees should avoid direct or indirect business connection with the Company’s customers, suppliers or competitors, except on behalf of the Company.

3.4 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.5.

3.5 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Compliance Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Compliance Officer with a written description of the activity and seeking the Compliance Officer’s written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Compliance Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4. Compliance.

4.1 Directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities and states in which the Company operates.

4.2 Although not all directors, officers and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Compliance Department.

4.3 No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. All non-public information about the Company, its customers, business partners and vendors should be considered confidential information. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure.

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3 Each director, officer and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Protection and Proper Use of Company Assets.

6.1 All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

6.2 All Company assets should be used only for legitimate business purposes, though incidental personal use may be permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7. Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

8. Payments to Government Officials. It is strictly prohibited to make illegal payments to government officials of any country. The U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. No political contributions to a federal election campaign whether by cash or otherwise, may be made by or in the name of the Company. In state and local election campaigns, political contributions by corporations may be prohibited.

9. Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

10. Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice. Discrimination or harassment based on age, race, creed, color, national origin, sex, gender, pregnancy, sexual orientation, marital status, religion, veteran status, gender identity, disability, citizenship, military service or obligation, genetic information or on any other basis prohibited by law is not tolerated.

11. Reporting and Enforcement.

11.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the Compliance Officer.

(c) After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Compliance Officer must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

11.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Compliance Officer will report such determination to the Board of Directors.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

11.3 Waivers.

(a) The Board of Directors (in the case of a violation by a director or executive officer) and the Compliance Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Waivers should not be granted except under extraordinary or special circumstances.

(b) Any waiver for a director or an executive officer shall be disclosed as required by SEC and Nasdaq rules.

11.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

12. Review; Amendment. This Code shall be reviewed by the Nominating and Governance Committee at least annually or upon significant changes in law. Amendments to this Code may only be made by the Board of Directors and must be promptly disclosed to the Company’s stockholders in accordance with applicable laws and regulations.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

[To be signed and returned to the Compliance Officer.]

I,                                         , acknowledge that I have received and read a copy of the TC Bancshares, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Compliance Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

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[PRINTED NAME]

[DATE]